UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
May 4, 2010
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34196 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point, Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 4, 2010, Clearwire Communications LLC (“Clearwire Communications”), an indirect subsidiary of Clearwire Corporation (the “Company”), entered into a Binding Letter Amendment (the “Amendment”) with Intel Corporation (“Intel”) to amend the Market Development Agreement between Clearwire Communications and Intel, originally dated November 28, 2008 (the “MDA”). The amendment provides for the following revisions to the MDA:
     Section 5 of the MDA is deleted in its entirety. The Amendment specifies that instead of paying activation fees directly to Intel, Clearwire Communications will, through calendar year 2010, provide a minimum level of incentives directly to various device distribution channels. In certain instances Clearwire Communications may be required to pay Intel a set percentage of amounts it saved by virtue of being relieved of its obligation to pay activation fees to Intel. Section 8 of the MDA, pertaining to original equipment manufacturer (“OEM”) and original design manufacturer incentives and promotional activities is also deleted in its entirety. Instead, the Amendment commits the parties to meet at mutually agreeable regular times to share relevant information and coordinate on the OEM design-in/design win process and the retail distribution process.
     The Amendment eliminates Section 10 and portions of Section 11 of the MDA that specified spending of certain targeted dollar amounts by the parties for cross promotional activities, and the co-branding concept is deleted from the MDA, as are any provisions of the MDA relating to such co-branding concept. Additionally, the Amendment eliminates portions of Section 4, and Sections 6, 7 and 12 of the MDA, which called for certain revenue sharing structures, embedding rate commitments and POPs coverage commitments by the parties.
     The parties reiterated their continued commitment to maintain compatibility between the network being built by Clearwire Communications and the Company, and Intel’s WiMAX devices by adding a provision whereby the parties agreed to meet regularly to share roadmaps with the intent of communicating plans about new features and other changes between the Company’s network and Intel’s devices. Finally, the Amendment adds to the MDA a mutual termination for convenience provision, with 30 days written notice of such termination to the other party.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: May 5, 2010	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President, General Counsel and Secretary